Exhibit 99.1

Reynolds C. Bish and Wade W. Loo Join Guidance Software’s Board of Directors

Industry veterans add audit and corporate development expertise to board

PASADENA, Calif. (February 25, 2016) — Guidance Software, makers of EnCase®, the gold standard for digital investigations and endpoint data security, today announced that its board of directors has appointed two new members effective today — Reynolds C. Bish and Wade W. Loo.

Mr. Bish, the former CEO of Kofax Limited, an enterprise software company, and current president of Lexmark Enterprise Software, brings to the board 20 years of experience as a senior executive and board member in enterprise software markets.  Mr. Loo, formerly the senior partner in charge of KPMG’s audit practice in the Northern California region, is a recognized leader in audit committee and corporate governance best practices, and a former audit committee chair at Kofax Limited.

The Guidance Software board of directors made the following statement:

“In 2015, we began a process to add world-class software industry expertise to Guidance’s already outstanding board. Wade and Reynolds bring tremendous financial, corporate development, and leadership expertise to the table. Both possess strong track records of recent industry success. Wade and Reynolds will make enormous contributions as we support our president and CEO, Patrick Dennis and his management team in transforming Guidance by better serving our customers, strengthening partnerships, and building value for shareholders.”

About Reynolds C. Bish

Mr. Bish is a vice president of Lexmark International, Inc. and president of Lexmark Enterprise Software. He is responsible for strategy, execution and executive team leadership for Lexmark’s industry-leading enterprise software offerings.  Mr. Bish was CEO of Kofax, where he successfully sold the company to Lexmark in 2015 for over $1 billion. In 1989, he co-founded Captiva Software Corporation, which became a leading provider of input management solutions. He served as Captiva’s president and CEO until its acquisition by EMC Corporation in 2005. He then served as vice president of EMC’s Enterprise Software Group until mid-2006. Mr. Bish has served on the board of directors and as chairman of the audit committee of both Iomega Corporation (NYSE:IOM), a leading storage company acquired by EMC in 2007, and I-Many, Inc. (NASDAQ: IMAN), a leading provider of contract management software. Reynolds has also served on the board of directors of AeA — now TechAmerica and AIIM, two technology industry associations.

About Wade W. Loo

Mr. Loo currently serves as the audit committee chair of the Silicon Valley Community Foundation, which is the largest community foundation in the United States.  Mr. Loo was a non-executive director at Kofax Limited, where he served as audit committee chair.

Mr. Loo retired from KPMG during 2010, where he worked for 30 years. He was the leader of KPMG’s Audit Committee Institute Roundtables and Audit Committee Chair Peer Exchanges in Silicon Valley, which provide audit committee chairs and members with best practice and corporate governance information.

While his recent focus was on emerging software and technology companies that are publicly held or in the process of affecting initial public offerings in the United States, Mr. Loo also has a wealth of experience in working with major public companies in international environments. As a result, he has significant experience with U.S. GAAP and SEC technical accounting and auditing matters. Mr. Loo is also a member of the board of directors of JobTrain, a charitable organization helping people in need find meaningful jobs in the East Palo Alto, California area.

About Guidance Software

Guidance (NASDAQ: GUID) exists to turn chaos and the unknown into order and the known—so that companies and their customers can go about their daily lives as usual without worry or disruption, knowing their most valuable information is safe and secure. Makers of EnCase®, the gold standard in digital investigations and endpoint data security, Guidance provides a mission-critical foundation of applications that have been deployed on an estimated 25 million endpoints and work in concert with other leading enterprise technologies from companies such as Cisco, Intel, Box, Dropbox, Blue Coat Systems, and LogRhythm. Our field-tested and court-proven solutions are used with confidence by more than 70 of the Fortune 100 and hundreds of agencies worldwide.

Guidance Software®, EnCase®, EnScript®, EnCE™, EnCEP™, EnForce™, Linked Review™, EnPoint™ and Tableau™ are trademarks owned by Guidance Software and may not be used without prior written permission. All other trademarks and copyrights are the property of their respective owners.

Guidance Software
Lori Chavez

626-768-4633
newsroom@guid.com

or

Davida Dinerman
781-684-0770
guidance@mslgroup.com

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